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                                                                       Exhibit 4


FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
-------------------------------------------------------


AT THE COMPANY
--------------
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614


            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             INCREASES CONSIDERATION PAYABLE IN CONNECTION WITH THE
                   PROPOSED MERGER WITH ATLANTIC REALTY TRUST


         FOR IMMEDIATE RELEASE - Boston, Massachusetts- April 19, 2004-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) has notified Atlantic Realty Trust (NASDAQ: ATLRS) that it has increased the consideration payable in connection with its proposed merger of Atlantic Realty with and into First Union to $19.25 in cash or 0.8 preferred shares of beneficial interest of First Union, in each case per common share of Atlantic Realty, subject to certain conditions.

         For additional information with respect to the proposed merger, reference is made to the Amendment to the Schedule 13D filed today by First Union with the Securities and Exchange Commission.

                               -------------------

         Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

         First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.


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